EXHIBIT 23.2

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our report dated May 2, 2008 on the financial statements of Viscorp, Inc., as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity and cash flows for the years then ended, and the inclusion of our name under the heading “Experts” in the Pre-Effective Amendment #3 to the S-1/A Registration Statement for Tianyin Pharmaceutical Co, Inc., to be filed with the Securities & Exchange Commission.

/s/ The Hall Group, CPAs

The Hall Group, CPAs

Dallas, Texas

June 5, 2008